EXHIBIT 99.3
Applied Minerals, Inc. Announces $1,500,000 Financing

New York, NY, May 17, 2010 – Applied Minerals, Inc. (OTC BB: AMNL) is pleased to announce that it has successfully secured commitments for $1,500,000 of financing through the private placement of 10% Mandatorily Convertible PIK Notes (“Notes”). The Notes have a strike price of $1.00 per share and convert into 1,500,000 shares of the common stock of Applied Minerals, Inc.

Andre M. Zeitoun, President and CEO of Applied Minerals, Inc., stated: “This financing further enhances the Company’s ability to realize its productions goals. We look forward to providing a detailed business update at our 2010 annual shareholder meeting to be webcast on June 10, 2010 at 3 P.M. EDT. I would like to thank our investors, as well as our existing shareholders, for their support.”

About Applied Minerals, Inc.

Applied Minerals, Inc. is a leading global producer of Halloysite Clay from its wholly- owned Dragon Mine Property in Utah.  Halloysite is an aluminosilicate clay that forms naturally occurring nanotubes.  In addition to serving the traditional Halloysite markets for use in technical ceramics and catalytic applications, the Company has targeted niche applications that it feels will benefit from the tubular morphology of its Halloysite. These applications include, but are not limited to, carriers of active ingredients in paints, coatings and building materials, agricultural applications and high-performance fillers in plastic composites.

Statements in this press release that are not historical facts, and this includes all the statements concerning future-oriented statements relating to processing, capacity, costs, notifications, working together, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of significant risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied.

Contact:

Applied Minerals, Inc.
Rubenstein Investor Relations
Tim Clemensen, 212-843-9337